[Duckwall-ALCO Stores, Inc. letterhead]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), will be held at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas, on Thursday, May 26, 2005, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.	To elect six directors to hold office for a one-year term until the 2006 Annual Meeting of the Stockholders of Duckwall and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To consider and act upon ratification and approval of the selection of the accounting firm of KPMG LLP as the independent auditors of Duckwall for the fiscal year ending January 29, 2006;

3.	To consider and act upon any other matters which may properly come before the Annual Meeting of the Stockholders or any adjournments thereof.

        In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on April 8, 2005 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting of the Stockholders and any adjournments thereof.

        All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Duckwall solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

/s/ Charles E. Bogan Charles E. Bogan Vice President and Secretary

April 29, 2005 Abilene, Kansas

DUCKWALL-ALCO STORES, INC.
401 Cottage Street
Abilene, Kansas, 67410-2832

PROXY STATEMENT
MAILED ON APRIL 29, 2005

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005

INTRODUCTION

        This Proxy Statement is being furnished to the stockholders of Duckwall-ALCO Stores, Inc., a Kansas corporation (“Duckwall” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of Duckwall for use at the Annual Meeting of Stockholders to be held on Thursday, May 26, 2005, and at any adjournment or adjournments thereof (the “Annual Meeting”). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 401 Cottage Street, Abilene, Kansas, 67410-2832.

        This Proxy Statement and the enclosed form of proxy were first mailed to the Company’s stockholders on or about April 29, 2005.

Proxies

        You are requested to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the stockholders’ instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG LLP as Duckwall’s independent auditors for the fiscal year ending January 29, 2006, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed attorneys-in-fact. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

Voting at the Meeting

        For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company’s Common Stock as of the close of business on April 8, 2005 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, 4,476,232 shares of the Company’s Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting.

        Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting for that purpose.

        The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, to ratify the selection of

KPMG LLP as the Company’s independent auditors, and approve such other matters as properly may come before the Annual Meeting or any adjournment thereof.

        Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

        This solicitation of proxies for the Annual Meeting is being made by the Company’s Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, the internet, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company’s transfer agent, will be paid by the Company.

        A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Duckwall located at 401 Cottage Street, Abilene, Kansas. The list also will be available at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company’s Board of Directors currently consists of five directors. One of the purposes of this Annual Meeting is to elect six directors to serve for a one-year term expiring at the Annual Meeting of Stockholders in 2006 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. Based on the recommendation of all of the independent directors, the Board of Directors has designated Warren H. Gfeller, Dennis A. Mullin, Lolan C. Mackey, Jeffrey J. Macke, Robert L. Ring, and Dennis E. Logue as the six nominees proposed for election at the Annual Meeting. Mr. Ring was appointed to the Board of Directors on March 31, 2005 and is standing for election to the Board of Directors for the first time. Mr. Logue is a nominee and is standing for election to the Board of Directors for the first time. The Chairman of the Board, Mr. Gfeller, recommended Mr. Ring and Mr. Logue to the independent directors for election to the Board of Directors.

        Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of all nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for both nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

        The Board of Directors recommends that you vote for the election of Warren H. Gfeller, Dennis A. Mullin, Lolan C. Mackey, Jeffrey J. Macke, Robert L. Ring, and Dennis E. Logue as directors.

Nominees

        The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the Annual Meeting.

Name	Age	Present Position With Duckwall	Director Since
Warren H. Gfeller (1)	52	Chairman	2003
Dennis A. Mullin (1)	57	Director	1991
Lolan C. Mackey (2)	59	Director	1998
Jeffrey J. Macke (1)(2)	36	Director	1998
Robert L. Ring (2)	62	Director	2005
Dennis E. Logue	61	None	NA

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

        The business experience of each person nominated by the Board of Directors for election as a director at the Annual Meeting during the last five years is as follows:

        Warren H. Gfeller has been owner of Stranger Valley Land Co., LLC, and Clayton-Hamilton Equities, LLC since 1991. He also serves as a director of Inergy LP, Zapata Corp., and Houlihan’s Restaurant Group.

        Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., and has served in various capacities with that company for more than the last five years. He also serves as a director of Commerce Bank, Kansas City.

        Lolan C. Mackey is currently a partner of Diversified Retail Solutions LLC, a retail senior management advisory firm. For 25 years, Mr. Mackey was employed in various capacities by Wal-Mart Stores, Inc. From 1990 to 1994, he was Vice President of Store Planning. From 1994 to 1997, he was Vice President of International Operations.

        Jeffrey J. Macke has been a partner and lead investor with JKM Investments, a San Francisco based hedge fund, since 1995. From 1993 to 1995, he was a senior consultant for Senn-Delaney/Arthur Andersen LLP.

        Robert L. Ring has been a business process and strategic development consultant for more than ten years. For 32 years, Mr. Ring was employed in various capacities by The Coleman Company. From 1990 to 1994, he was President and Chief Operating Officer. He also serves as a director of Brass Pro Shops, Cobalt Boats, and Ventures Inc.

        Dennis E. Logue has served as Dean of the Michael F. Price College of Business at the University of Oklahoma since 2001. Prior thereto, Mr. Logue held numerous business-oriented professorships, most recently at the Amos Tuck School, Dartmouth College from 1974 to 2001. He is the author or co-author of more than eighty professional papers on a wide variety of financial topics. He has authored or co-authored five books on pension plans. He also serves as a director of Waddell & Reed Financial, Inc., and Abraxas Petroleum Corp.

Nomination Process; Shareholder Nominations

        Currently, the Board does not have a Nominating Committee or other committee of the Board performing similar functions. The Board has determined that each of its members is independent under paragraph (d)(3)(iv) of Item 7 of Schedule 14A applying the definition of the term “independent director” under Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD”). The members of the Board perform the functions of a nominating committee and recommend to the Board for selection all nominees for election at shareholder meetings.

        The members evaluate each potential nominee in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily dynamic and an evolving process, the members believe that it is not always in the best interests of the Company or its shareholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and the Company at a particular point in time. Accordingly, the members reserve the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board and its committees, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In determining whether to recommend a director for re-election, the members also consider the director’s past attendance at meetings and participation in and contributions to the activities of the members. As a matter of practice when evaluating recommended nominees for directors, the members consider the nominee’s character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all stockholders, as well as the needs of the Board.

        The members will consider nominations from shareholders at the annual meeting of shareholders. However, the Board does not have a formal policy of considering shareholder nominations for inclusion in the Company’s proxy statement sent to shareholders in connection with the election of directors. The Board does not believe such a policy is necessary at this time as it has not received requests from shareholders to submit nominations to the Board or the Independent Directors. The Board will continue to monitor this and evaluate whether such a policy is needed.

Compensation of Directors

        Non-employee directors of the Company receive compensation of $24,000 per year, payable quarterly, plus reimbursement for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. The Chairman of the Board of Directors receives an additional $10,000 per year, payable quarterly. The chairman of the Audit Committee receives an additional $3,500 per year, payable quarterly, and Audit Committee members receive an additional $2,000 per year, payable quarterly. Board members receive $500 for each special board meeting they attend in person or by telephonic conference. Employee directors of the Company receive no compensation for serving on the Board or any committee thereof.

Meetings of the Board and Committees

        During the fiscal year ended January 30, 2005 (the “2005 Fiscal Year”), the Board of Directors held five meetings. All of the directors attended at least 60% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served, which were held during the 2005 Fiscal Year.

        Pursuant to the Company’s Bylaws, the Board of Directors has established an Audit Committee and a Compensation Committee. There currently is no Nominating Committee, but the independent directors of the Board of Directors handle the duties of a nominating committee.

Audit Committee

        The Audit Committee is governed by the Amended and Restated Audit Committee Charter (a copy of which is attached as Appendix A to this Proxy Statement) approved and adopted by the Audit Committee on March 28, 2005. The Audit Committee assists the Board of Directors in fulfilling its oversight of (a) the integrity of the Company’s financial statements, financial reporting process and internal control system, (b) the Company’s compliance with legal and regulation requirements, (c) the independent auditor qualifications and independence, (d) the performance of the Company’s independent accountants, and (e) the system of internal controls, disclosure controls and procedures established by management. The Audit Committee is expected to maintain and encourage free and open communication with the independent accountants, management of the Company and the Board, and should foster adherence to the Company’s policies, procedures and practices at all levels. The audit committee is responsible for selecting, engaging and evaluating the performance of the Company’s independent auditors and for approving the scope of the engagement and the terms of their engagement letter. The Audit Committee is responsible for and has adopted a policy and procedure regarding the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The current members of the Audit Committee are Dennis A. Mullin, Jeffrey J. Macke, and Warren H. Gfeller. The Board of Directors has determined that each of these committee members is independent under the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002 and under Rule 4200(a)(15) of the NASD, and does not have a relationship with the Company which would interfere with such member’s ability to exercise independent judgment as a member of the Audit Committee. The Board has determined that Dennis A. Mullin, the Chairman of the Audit Committee, is an “audit committee financial expert” because of his experience in preparing and reviewing financial statements. He has held the position of Chief Financial Officer of several companies, and now serves as President and Chief Executive officer of Steel and Pipe Supply Co., Inc. The Audit Committee met seven times during the 2005 Fiscal Year.

Compensation Committee

        The Compensation Committee makes recommendations to the Board of Directors regarding the compensation and benefits of Duckwall’s executive officers. The Compensation Committee also administers the Company’s Incentive Stock Option Plan. The members of the Compensation Committee during the 2005 Fiscal Year were Lolan C. Mackey, Jeffrey J. Macke, and Warren H. Gfeller. The Compensation Committee met one time during the 2005 Fiscal Year. On March 31, 2005, Warren H. Gfeller was replaced by Robert L. Ring on the Compensation Committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

        The following table sets forth for the fiscal years ending January 30, 2005, February 1, 2004, and February 2, 2003, respectively, the compensation of the Company’s chief executive officer and of each of the Company’s four other most highly compensated executive officers whose remuneration for the 2005 Fiscal Year was in excess of $100,000 for services to the Company in all capacities:

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Securities Underlying Options/SARs	All Other Compensation (2)
Glen L. Shank (3)	2005	299,500	0	0	3,364	(4)
Chairman and President	2004	299,500	110,000	0	5,232	(5)
	2003	297,913	100,000	6,600	3,992	(6)

James E. Schoenbeck	2005	180,800	0	0	4,447	(4)
Senior Vice President-Operations	2004	175,500	50,000	0	6,315	(5)
and Advertising	2003	167,500	54,000	4,500	5,075	(6)

James R. Fennema (7)	2005	159,809	0	0	3,396	(4)
Senior Vice President-Merchandise	2004	171,225	45,000	0	5,266	(5)
	2003	165,225	48,000	4,500	4,026	(6)

Richard A. Mansfield	2005	164,200	0	0	3,501	(4)
Vice President-Finance and Treasurer	2004	159,175	43,000	0	5,369	(5)
	2003	154,175	45,000	3,900	3,946	(6)

Tom L. Canfield, Jr	2005	150,500	0	0	3,956	(4)
Vice President-Distribution	2004	135,500	45,000	0	5,299	(5)
and Administration	2003	130,500	35,000	3,200	4,010	(6)

(1)	Reflects bonus earned for the fiscal years ending January 30, 2005, February 1, 2004, and February 2, 2003, respectively.

(2)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3)	Mr. Shank retired from the Company effective March 31, 2005.

(4)	Includes contributions made by the Company for the 2005 Fiscal Year to the named individual’s account in the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the “Profit Sharing Plan”) (together with forfeitures) in the amounts of $2,463 for Mr. Shank, Mr. Schoenbeck, and Mr. Mansfield, $2,461 for Mr. Fennema, and $2,349 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2005 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

(5)	Includes contributions made by the Company for the 2004 Fiscal Year to the named individual’s account in the Profit Sharing Plan (together with forfeitures) in the amounts of $4,331 for Mr. Shank, Mr. Schoenbeck, Mr. Fennema, and Mr. Mansfield, and $3,692 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2004 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

(6)	Includes contributions made by the Company for the 2003 Fiscal Year to the named individual’s account in the Profit Sharing Plan (together with forfeitures) in the amounts of $3,091 for Mr. Shank, Mr. Schoenbeck, and Mr. Fennema, $2,908 for Mr. Mansfield, and $2,403 for Mr. Canfield. Also includes premiums paid by the Company with respect to whole life insurance for each of the named individuals for the 2003 Fiscal Year in the amounts of $901 for Mr. Shank, $1,984 for Mr. Schoenbeck, $935 for Mr. Fennema, $1,038 for Mr. Mansfield, and $1,607 for Mr. Canfield.

(7)	Mr. Fennema resigned from the Company effective December 7, 2004.

Option Grants, Exercises and Holdings

        There were no grants of stock options pursuant to the 2003 Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan during the 2005 Fiscal Year to any of the named executive officers. No stock options of any of the named executive officers were repriced.

Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

Name	Shares Exercised	Value Realized ($)	Number of Securities Underlying Unexercised Option at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable
Glen L. Shank	50,000	459,959	8,950	1,650	73,730	10,230
James E. Schoenbeck	20,000	182,182	6,875	1,125	58,585	6,975
James R. Fennema	19,750	145,763	0	0	0	0
Richard A. Mansfield	9,825	57,791	1,725	975	14,115	6,045
Tom L. Canfield, Jr	17,000	150,707	4,555	800	38,068	4,960

(1)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of the Common Stock at fiscal year end, multiplied by the number of shares underlying the options. The closing price of the Common Stock on January 28, 2005 was $18.70.

Employee Stock Option Plan

        In May 1993, the Company adopted the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “1993 Plan”) to encourage key employees of the Company to participate in the ownership of the Company and promote the success of the business of the Company. The stockholders approved this plan at the 1993 Annual Meeting of Stockholders. The 1993 Plan was amended in 1997 and 1998. There were 650,000 shares of Common Stock authorized for issuance upon exercise of options under the 1993 Plan. Of the 650,000 shares of Common Stock available under the 1993 Plan, an aggregate of 69,999 shares were subject to options as of April 1, 2005. The 1993 Plan expired on May 18, 2003, but the shares subject to option can be exercised until their respective expiration dates, the latest of which is March 20, 2007.

        In May 2003, the Company adopted the 2003 Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the “2003 Plan”). The stockholders approved this plan at the 2003 Annual Meeting of Stockholders. There were 500,000 shares of Common stock authorized for issuance upon exercise of options under the 2003 Plan. A total of 100,000 of these shares were subject to options as of April 1, 2005.

        The 1993 Plan and the 2003 Plan are administered by the Compensation Committee of the Board of Directors who are appointed by the Board. The Chief Executive Officer provides recommendations to the Compensation Committee as who might receive grants under the plans. The Compensation Committee, in its sole discretion, selects the employees to receive options based on the employee’s past material contributions to the successful performance of the Company or the expectation that the employee will make material contributions in the future.

        Each outstanding option permits the holder to purchase shares of the Common Stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. The number of shares and option price covered by outstanding options may be adjusted in the event of any stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock.

        The fair market value for each option is the mean between the high and low sales prices, if any, on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the date of the grant of the option. If no sales occurred on the grant date, the fair market value is the weighted average of the means between the highest and lowest sales on the nearest trading date before and after the date of grant. Only Key Employees of the Company were eligible to receive options.

Employment Contracts

        On March 15, 2005, the Company entered into a memorandum of understanding with Bruce C. Dale under which Mr. Dale become the Company’s President and Chief Executive Officer on March 28, 2005. The Company and Mr. Dale intend to enter into an employment agreement which will incorporate the terms of the memorandum. Pursuant to this memorandum, Mr. Dale will receive a base salary of $325,000 along with other benefits currently provided to other executives of the Company. Mr. Dale received options to purchase 100,000 shares of the Company’s common stock under the Company’s 2003 Incentive Stock Option Plan. The Company also will pay Mr. Dale up to $66,000 as reimbursement of real estate commissions incurred by Mr. Dale in connection with the sale of his house in Bloomfield, Michigan. The employment agreement will provide for a two-year employment term, and include a mutually agreeable bonus plan for Mr. Dale.

        On December 28, 2000, the Company entered into employment agreements with Messrs. Schoenbeck, Mansfield, and Canfield, all executive officers of the Company. The respective positions and base salaries of each named executive officer as provided for in such memorandum of understanding or employment agreements (as adjusted by the Company in March, 2005) are as follows:

Officer	Position	Base Salary
Bruce C. Dale	President and Chief Executive Officer	$325,000
James E. Schoenbeck	Senior Vice President - Operations	$185,800
Richard A. Mansfield	Vice President - Chief Financial Officer	$168,950
Tom L. Canfield, Jr	Vice President - Distribution and Administration	$154,500

        The term of employment under each employment agreement for a named executive officer (other than Mr. Dale) is two years (automatically renewed for an additional two years unless either party gives notice of its intention not to renew). The salaries payable under the employment agreements will be reviewed annually and increased at the sole discretion of the Board of Directors based on the recommendation of the Compensation Committee.

        If the Company terminates an employment agreement for cause or an employee terminates without good reason, neither the Company nor the employee has any further obligations to the other. If the Company terminates an employee without cause or the employee terminates for good reason, the Company is obligated to pay the employee his salary for the remainder of the term of the employment agreement in the same intervals at which he was previously receiving such salary.

        If, within one year after a Change of Control, the Company terminates an employment agreement (other than for cause or the death or disability of the employee) or an employee terminates with good reason, the Company must pay the employee a lump sum amount equal to the employee’s annual salary. In the case of Mr. Schoenbeck, his employment will terminate immediately upon a change of control and he will receive a lump sum amount equal to twice his respective annual salary.

        A Change in Control of the Company will be deemed to occur upon (a) a person acquiring 40% or more of the shares or voting power of the stock of the Company, (b) the hostile replacement of at least the majority of the Board of Directors, or (c) a merger or sale of substantially all of the assets of the Company.

Severance Agreements

        On November 23, 2004, the Company announced that its Board of Directors had regretfully accepted the voluntary resignation of Glen L. Shank as the Company’s Chairman of the Board and President. On December 27, 2004, the Company entered into a Separation Agreement and Release (the “Agreement”) with Mr. Shank. Pursuant to this Agreement, Mr. Shank’s retirement became effective on March 31, 2005. On June 1, 2005, the Company will begin paying Mr. Shank $299,000, less appropriate payroll deductions, in twelve monthly payments. Following Mr. Shank’s retirement the Company will continue to provide Mr. Shank and his spouse with the health care insurance coverage that is currently provided to the Company’s employees until the earlier of Mr. Shank’s death or the date on which he turns sixty-five years of age. In consideration for these payments and benefits, Mr. Shank released the Company from any potential claims he may have against the Company, including any employment related claims.

        Notwithstanding anything to the contrary, the following Compensation Committee Report and Audit Committee Report and the Company Performance Graph set forth later in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report

        This report has been prepared by the Compensation Committee of the Board of Directors, which during the 2005 Fiscal Year consisted of Lolan C. Mackey, Jeffrey J. Macke, and Warren H. Gfeller. Effective March 31, 2005, Mr. Gfeller was replaced by Robert L. Ring. The Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company’s executive officers. During the 2005 Fiscal Year, the Compensation Committee was composed of three independent outside directors, none of whom is an officer or employee of the Company. The President of the Company, and certain other executive officers of the Company, may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation Committee meets at least annually or more frequently as the Company’s Board of Directors may request. The Compensation Committee previously engaged the services of an independent compensation consultant to assist it and has developed the following guidelines for establishing executive compensation:

        Compensation Policy. The Company’s executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both its short-term and long-term earnings growth and return on investment objectives; (2) to create incentives to achieve Company and individual performance objectives through the use of performance-based compensation programs; and (3) to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price. The Company’s compensation program is reviewed annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer.

        Compensation Components. The principal components of the compensation program for executive officers are base salary, annual incentive bonuses, and employee stock options. Management has been granted options in the past to provide linkage between executive pay and corporate performance and to provide incentives to continue employment with the Company. The Compensation Committee believes that the total compensation package awarded to top management is fair based upon the total compensation packages awarded to top management at comparable companies.

        Base Salary. The Compensation Committee reviews each executive officer’s base salary from the previous year and, in determining whether to adjust base salary levels, takes into account the President’s recommendations and assessments of each executive’s growth and effectiveness in the performance of his or her duties and the Company’s performance. For the 2005 Fiscal Year, base salary levels for the executive officers were increased by approximately zero to eleven percent from the fiscal year ended February 1, 2004 levels. An analysis of the role played by each individual executive in generating the Company’s performance included a consideration of the executive’s specific responsibilities, contributions to the Company’s business, and length of service. The Compensation Committee approved the increases in base salary of Messrs. Shank, Schoenbeck, Fennema, Mansfield and Canfield, during the 2005 Fiscal Year.

        Bonus. Executive officers are eligible for a merit bonus as determined by the Compensation Committee based on the recommendations of the President, or a bonus under the Annual Incentive Bonus Plan if the Company meets certain targets. No bonuses were paid to executive officers for Fiscal 2005.

        In addition, certain other employees of the Company who, in the discretion of the President, are considered to be in a position to significantly influence the Company’s results or operations and level of profits are eligible to receive annual bonus awards. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate employees to achieve these goals. The selection of the persons eligible to participate in the bonus program is necessarily subjective in nature and is made after taking into account management’s assessment of each person’s level of responsibility. The company establishes a bonus pool at the beginning of each year which is included in the Company’s operating budget for that year. Each of the participants in the bonus program is evaluated based upon a number of criteria related to management skills and personal characteristics. In addition, each participant is evaluated based upon his or her accomplishments for the year compared to the goals that were established at the end of the previous year. The size of the bonus pools, the persons who are eligible to receive bonuses, the targets established for bonus participants and the amount of bonus payments can vary from year to year and are subject to the discretion of the Compensation Committee and management.

        Stock Options. The Company’s policy is to retain qualified individuals to enable the Company to achieve both short-term and long-term earnings growth. Accordingly, it is important that there be a long-term component of the compensation policy. The Company has a 2003 Incentive Stock Option Plan, which was approved by the Stockholders in May 2003, replacing the 1993 Incentive Stock Option Plan, as amended in 1997 and 1999, which provides the vehicle for addressing long-term rewards. This Plan authorizes the issuance of up to 500,000 shares. The Compensation Committee administers the Plan. Based on recommendations of the President to the Compensation Committee, the Committee may grant the options at any time. The options permit the holder to purchase shares of the Company’s stock at a price equal to the fair market value of the stock at the time of the grant. Thus, the options gain value only to the extent the stock price exceeds the option price. To date, all of the options that have been granted become exercisable in equal amounts over a four-year period beginning one year subsequent to the grant date. No stock options were granted during the 2005 Fiscal Year. Mr. Dale received a stock option grant of 100,000 shares on March 28, 2005, pursuant to the memorandum of understanding under which he became the Company’s President and Chief Executive Officer.

        The Company has no policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

Compensation Committee Members:	Warren H. Gfeller Lolan C. Mackey Jeffrey J. Macke

Audit Committee Report

        The Audit Committee, which is composed of independent Directors and has the principal responsibilities described on page 4 of this proxy statement, has furnished the following report:

1.	The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended January 30, 2005 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61-Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

2.	The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), that relates to the accountants’ independence from the Company and its subsidiaries and has discussed with the independent public accountants their independence.

3.	The Audit Committee met with management periodically during fiscal 2005 to consider the adequacy of the Company’s internal controls and discussed these matters with the Company’s independent auditors. The Audit Committee also discussed with senior management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission (“SEC”) for certain of the Company’s filings with the SEC. The Audit Committee met privately with the independent auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

4.	The Audit Committee has considered whether other non-audit services provided by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with KPMG LLP the independence of that firm.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 30, 2005 for filing with the SEC.

Audit Committee Members:	Dennis A. Mullin Jeffrey J. Macke Warren H. Gfeller

Compensation Committee Interlocks and Related Party Transactions

        The members of the Compensation Committee during the 2005 Fiscal Year were Messrs. Mackey, Macke and Gfeller. Mr. Ring replaced Mr. Gfeller on the Compensation Committee on March 31, 2005. No current or former member of the Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure except as set forth below. During the

2005 Fiscal Year, Mr. Shank, an officer and director of the Company, attended Compensation Committee meetings concerning executive officer compensation, other than those relating to his own compensation.

        The Chairman of the Company’s Audit Committee and a member of the Company’s Board of Directors, Dennis A. Mullin is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns one store leased to the Company. Mr. Mullin is also Chairman of MBI, Inc., which owns one store leased to the Company. Mr. Mullin is a partner in DAB #1, which owns one store leased to the Company. Mr. Mullin is also a co-trustee and/or co-executor of three trusts or estates which own stores leased to the Company. During the 2005 Fiscal Year, the Company paid fixed rentals aggregating approximately $644,981 and percentage rentals aggregating approximately $28,442 to these entities. Rental revenues paid to each entity are less than the greater of $200,000 or 5% of gross revenue of the Company and of these entities. The Company also pays the taxes, insurance and maintenance on the stores leased from these entities. Each of the store leases has a remaining term of more than three years. Mr. Mullin did not receive any compensatory, advisory or consulting fees from the Company and other than his position as a director and Audit Committee member is not otherwise “affiliated” with the Company. The Board of Directors of the Company has reviewed the above transactions and has determined they do not result in a relationship with the Company which would interfere with Mr. Mullin’s ability to exercise independent judgment as a member of the Board of Directors or the Audit Committee.

        A member of the Compensation Committee and a member of the Company’s Board of Directors, Lolan C. Mackey is a partner in Diversified Retail Solutions LLC, a retail senior management advisory firm. The Company has contracted with Diversified Retail Solutions to provide various consulting services to the Company. Mr. Mackey did not participate in the rendering of any consulting services pursuant to these agreements. During the 2005 Fiscal Year, the Company paid consulting fees aggregating approximately $13,700 and expenses of $1,180 under these agreements. The Board of Directors of the Company has reviewed the above transactions and has determined they do not result in a relationship with the Company which would interfere with Mr. Mackey’s ability to exercise independent judgment as a member of the Board of Directors or the Compensation Committee.

        James E. Schoenbeck, Richard A. Mansfield, and Tom L. Canfield, Jr. are three of the six members of the administrative committee of the Duckwall-ALCO Stores, Inc. Profit Sharing Plan and Trust (the “Profit Sharing Plan”). As of March 1, 2005, the plan did not own any shares of Common Stock of the Company.

Company Performance

        The following graph compares the cumulative total return of the Company, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index (assuming dividends reinvested). The graph assumes $100 was invested on October 27, 1994 in Duckwall-ALCO Stores, Inc. Common Stock, the Nasdaq Stock Market Index, and the Nasdaq Retail Trade Stocks Index.

Period Ending
Index	1/29/1995	1/28/1996	2/2/1997	2/1/1998	1/31/1999	1/30/2000	1/28/2001	2/3/2002	2/2/2003	2/1/2004	1/30/2005

Duckwall-ALCO Stores, Inc.	102.78	108.33	145.83	161.11	147.22	86.81	68.06	121.54	106.67	166.44	207.78

Nasdaq Composite Index	97.51	137.77	180.61	213.14	333.45	520.15	365.11	256.38	176.68	274.87	275.43

Nasdaq Retail Stock
Index	90.12	101.85	125.28	146.12	178.31	145.03	112.43	132.45	106.49	156.13	188.73

        Based upon the data reflected in the table, a $100 investment in the Company’s Common Stock would have a total return value of $207.78 at January 30, 2005, as compared to $275.43 for the Composite Nasdaq Index and $188.73 for the Nasdaq Retail Stock Index.

        There can be no assurances that the Company’s stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company does not make or endorse any predictions as to future stock performance.

OWNERSHIP OF DUCKWALL COMMON STOCK

The following table sets forth certain information as of March 31, 2005 (as of April 13, 2004 for KDF, as of December 31, 2004 for Heartland Advisors, Inc., Dimensional Fund Advisors, Inc., Franklin Resources, Inc., and Donald Smith & Co., Inc., as of February 1, 2005 for Strongbow Capital, Ltd., and as of April 13, 2005 for Jeffrey J. Macke and Kathleen O. Macke) regarding the beneficial ownership of Duckwall Common Stock by each person known to the Board of Directors to own beneficially 5% or more of the Company’s Common Stock, by each director or nominee of the Company, by each current executive officer and by all directors, nominees and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, nominees, officers or 5% or more stockholders, as the case may be, or by documents filed with the Securities and Exchange Commission. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Bruce C. Dale (1) (2)	2,000	*
James E. Schoenbeck (1) (3)	12,875	*
Richard A. Mansfield (1) (4)	1,725	*
Tom L. Canfield, Jr. (1) (5)	8,455	*
Lolan C. Mackey (6)	0	*
Jeffrey J. Macke (7)	47,300	1.06
Dennis A. Mullin (8)	64,167	1.43
Warren H. Gfeller (9)	0	*
Robert L. Ring (10)	0	*
Dennis E. Logue (11)	0	*
Heartland Advisors, Inc. (12)	453,220	10.13
Strongbow Capital Management, Ltd.(13)	437,544	9.78
Kathleen O. Macke (14)	429,038	9.59
KDF, a Kansas Nominee (15)	350,300	7.83
Dimensional Fund Advisors, Inc. (16)	319,600	7.14
Franklin Resources, Inc. (17)	330,000	7.37
Donald Smith & Co., Inc. (18)	247,800	5.54
All directors and officers as a group (11 in group)	136,522	3.05

*	Less than one percent.

(1)	The address for this person is 401 Cottage Street, Abilene, KS 67410-2832.

(2)	Mr. Dale owns options to purchase 100,000 shares of Common Stock. Of those options, none are currently exercisable.

(3)	Mr. Schoenbeck owns options to purchase 8,000 shares of Common Stock. Of those options, 6,875 are currently exercisable.

(4)	Mr. Mansfield owns options to purchase 2,700 shares of Common Stock. Of those options, 1,725 are currently exercisable.

(5)	Mr. Canfield owns options to purchase 5,355 shares of Common Stock. Of those options, 4,555 are currently exercisable.

(6)	The address for Mr. Mackey is Diversified Retail Solutions LLP, 1912 N. Walton Blvd., Bentonville, AR 72712.

(7)	Based on the Schedule 13D/A No. 3 filed on April 13, 2005, Mr. Macke beneficially owns 47,300 shares of Common Stock, including 2,500 shares of Common Stock owned by his wife, Anne Macke. The address for Mr. Macke is 98 Main Street #606, Tiburon, CA 94920. Mr. Macke is the son of Kathleen O. Macke.

(8)	Dennis A. Mullin owns 4,000 shares of Common Stock and is the President and Chief Executive Officer of Steel & Pipe Supply Co., Inc., which owns 52,787 shares of Common Stock. The address of Steel & Pipe Supply Co., Inc., is 555 Poyntz, Manhattan, KS 66502. Mr. Mullin is also an executive officer of Business Building, Inc. which own 840 shares of Common Stock and of MBI, Inc., which owns 5,840 shares of Common Stock. Mr. Mullin is the co-trustee of a trust that owns 700 shares of Common Stock. The address for Mr. Mullin is 555 Poyntz, Manhattan, KS 66502.

(9)	The address for Mr. Gfeller is 5428 Payne Ct., Shawnee, KS 66226.

(10)	The address for Mr. Ring is 2345 Harbor Light Court, Wichita, KS 67204.

(11)	The address for Mr. Logue is 1000 Riviera Drive, Norman, OK 73072.

(12)	The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, WI 53202.

(13)	The address of Strongbow Capital, Ltd. is Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, Cayman Islands, British West Indies.

(14)	Based on the Schedule 13D/A No. 3 filed on April 13, 2005, Mrs. Macke shares with K&A Asset Management, LLC, the Kenneth A. Macke Revocable Trust and the Kenneth A. Macke IRA, beneficial ownership of 429,038 shares of Common Stock. The address for Mrs. Macke is PO Box 3687, Yountville, CA 94599. Mrs. Macke is the mother of Jeffrey J. Macke. On April 19, 2005, Duckwall agreed to purchase 399,362 shares of Common Stock owned by the Kenneth A. Macke Revocable Trust. These shares will be retired by Duckwall.

(15)	KDF is the nominee holder of shares of Common Stock on behalf of the Kansas Public Employees Retirement System. The address of KPERS is 611 S. Kansas Avenue, Suite 200, Topeka KS 66603.

(16)	The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(17)	The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403.

(18)	The address of Donald Smith & Co., Inc. is East 80 Route 4 P, Suite 360, Paramus, NJ 07652.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, upon recommendation of the Board’s Audit Committee, has selected the independent certified public accounting firm of KPMG LLP as Duckwall’s independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending January 29, 2006. Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board’s decision in this regard.

        KPMG LLP has served as the Company’s independent auditors since 1969. A representative of KPMG LLP is expected to be present at the Annual Meeting. If present, such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended January 30, 2005 and February 1, 2004, and fees billed for other services rendered by KPMG LLP.

	2005	2004
Audit fees	$129,500	$120,000
Audit related fees (1)	6,354	0

Audit and audit-related fees	135,854	120,000
Tax fees (2)	1,262	0
All other fees	0	0

Total fees	$137,116	$120,000

(1)	Audit-related fees consist of fees for consultation with respect to documentation of internal controls over financial reporting and the requirements of PCAOB Auditing Standards No. 2.

(2)	Tax fees consist of consultation with respect to IRS exam.

        The Audit Committee selected KPMG LLP to serve as the Company’s independent accountants, after considering KPMG LLP’s independence and effectiveness. The Audit Committee pre-approves all audit and non-audit services to be performed by KPMG LLP and the fees and other compensation to be paid to KPMG LLP by reviewing and approving the overall nature and scope of the audit process, reviewing and approving any requests for non-audit services and receiving and reviewing all reports and recommendations of KPMG LLP. One hundred percent (100%) of the non-audit services provided by KPMG LLP were pre-approved by the Audit Committee.

        Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.

        The Board of Directors recommends that you vote for ratification and approval of the selection of KPMG LLP.

16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Duckwall’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Duckwall Common Stock and other equity securities. Securities and Exchange Commission regulations require directors, executive officers, and greater than 10% stockholders to furnish Duckwall with copies of all Section 16(a) reports they file.

        To Duckwall’s knowledge, based solely upon review of the copies of such reports furnished to Duckwall and written representations that no other reports were required, during the 2005 Fiscal Year all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% stockholders were complied with.

CODE OF ETHICS

        The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors and Senior Officers (including the Company’s President, Chief Financial Officer and Controller (the “Senior Financial Officers”)) and a Code of Business Conduct and Ethics for Associates that applies to all employees. These codes are available on the Company’s website at http://www.duckwall.com/corporate_governance.htm. The Company intends to disclose any amendment to or waiver from the code applicable to any Senior Financial Officer on a Form 8-K or on its website.

OTHER BUSINESS OF THE MEETING

        The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

        This Proxy Statement is accompanied by the Company’s 2005 Annual Report including financial statements for the year ended January 30, 2005. Upon written request to the Corporate Secretary of the Company at 401 Cottage Street, Abilene, Kansas 67410-2832, by any stockholder whose proxy is solicited hereby, the Company will furnish a copy of its 2005 annual report on Form 10-K, together with financial statements and schedules thereto, without charge to the requesting stockholder.

COMMUNICATIONS FROM SHAREHOLDERS

        The Company does not have a formal policy concerning shareholders communicating with the Board or individual Directors. However, shareholders may send communications to the Board at the Company’s business address at Duckwall-Alco Stores, Inc., 401 Cottage Street, Abilene, Kansas, 67410-2832, attention Office of the Secretary.

        Upon receipt of a communication for the Board or an individual director, the office of the Secretary will promptly forward any such communication to all the members of the Board or the individual director, as appropriate. If a communication to an individual director deals with a matter regarding the Company, the Secretary or appropriate officer will forward the communication to the entire Board, as well as the individual director.

        Neither the Board nor a specific director is required to respond to a shareholder communication. To avoid selective disclosure, the Board or the individual directors may respond to a shareholder’s communication only if the communication involves information which is not material or which is already public. In which case, the Board, as a whole, or the individual director may respond, if at all:

a.	directly, following consultation with the office of the Secretary or other advisors, as the Board determines appropriate;

b.	indirectly through the office of the Secretary or other designated officer, following consultation with the Secretary or other advisors, as the Board determines appropriate;

c.	directly, without additional consultation; indirectly through the office of the Secretary or other designated officer, without additional consultation; or

d.	pursuant to such other means as the Board determines appropriate from time to time.

        If the communication involves material non-public information, the Board or individual director will not provide a response to the shareholder. The Company may, however, publicly provide information responsive to such communication if (following consultation with the office of the General Counsel or other advisors, as the Board determines appropriate) the Board determines disclosure is appropriate. In which case, the responsive information will be provided in compliance with Regulation FD and other applicable laws and regulations.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

        It is presently anticipated that the 2006 Annual Meeting of Stockholders will be held on May 25, 2006. Stockholder proposals intended for inclusion in the proxy statement for the 2006 Annual Meeting of Stockholders must be received at the Company’s offices, located at 401 Cottage Street, Abilene, Kansas, 67410-2832, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than December 31, 2005. Proxies solicited in connection with the 2006 Annual Meeting of Stockholders shall confer discretionary voting authority on the appointed proxyholders to vote on certain stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies the Company by March 11, 2006 that such proposal will be made at the meeting. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary of Duckwall.

By Order of the Board of Directors

/s/ Charles E. Bogan Charles E. Bogan Secretary

April 29, 2005 Abilene, Kansas

APPENDIX A

DUCKWALL-ALCO STORES, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

(Adopted March 28, 2005)

1. Purpose

        The primary function of the Audit Committee of the Board of Directors (the “Board”) of Duckwall-ALCO Stores, Inc. (the “Corporation”) is to assist the Board in fulfilling its oversight of (a) the integrity of the Corporation’s financial statements, financial reporting process and internal control system, (b) the Corporation’s compliance with legal and regulation requirements, (c) the independent auditor qualifications and independence, (d) the performance of the Corporation’s independent accountants, and (e) the system of internal controls over financial reporting and disclosure controls and procedures established by management. The Audit Committee is expected to maintain and encourage free and open communication with the independent accountants, management of the Corporation and the Board, and should foster adherence to the Corporation’s policies, procedures and practices at all levels.

2. Composition of the Audit Committee

        a. Independence. The Audit Committee shall be comprised of three or more independent directors as determined by the Board. The Audit Committee shall report to the Board. No member of the Audit Committee may be an “affiliated person” of the Corporation or any of its subsidiaries or receive any advisory, consulting or compensatory fee except as a Board or Committee member. Each member shall also be free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a member of the Audit Committee. Examples of such relationships include, but are not limited to:

        an Audit Committee member who is employed by the Corporation or any of its affiliates for the current year or any of the past three years;

        an Audit Committee member who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or any of its affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home;

        an Audit Committee member who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from investments in the corporation’s securities) that exceed 5% of the Corporation’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

        an Audit Committee member who is employed as an executive of another entity where any of the Corporation’s executives serve on that entity’s compensation committee.

        b. Qualifications. All members of the Audit Committee shall have a working knowledge of basic finance, accounting and auditing practices and shall be capable of reading and understanding fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement or will be able to do so within a reasonable period of time after his or her appointment to the Audit Committee.

        At least one member shall have accounting or related financial management expertise and be a “financial expert.” If no member qualified as a “financial expert,” the Company shall disclose such fact and the reasons in its annual report on Form 10-K.

        Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the

Board and shall serve until the next annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

        c. Chairperson. The Board shall elect one member of the Audit Committee to serve as the Chairperson. The Chairperson shall be responsible for the overall leadership of the Audit Committee, including presiding over the meetings, reporting to the Board and acting as a liaison with the Chief Executive Officer, and the lead independent audit partner.

3. Meeting Requirements

        The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. During at least two of these meetings, separate executive sessions will be held with the independent accountants and corporate management to discuss privately any matters these groups or the Audit Committee deem necessary. In addition, the Audit Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements and disclosures consistent with Section IV.B.2 below. A quorum is required for all meetings. When a majority of the members are present, a quorum exists.

4. Responsibilities and Duties.

        a. Independent Accountants. The Audit Committee is responsible for appointing, compensating, terminating and overseeing the work of the independent accountants employed by the Corporation for the purpose of preparing and issuing an audit report or related work. The independent accountants shall report directly to the Audit Committee and shall, in all respects, be accountable to the Audit Committee. Accordingly, the Audit Committee is responsible for:

        Selecting the Corporation’s independent accountants, after considering their independence and effectiveness, and approving the fees and other compensation to be paid to the independent accountants.

        Reviewing the performance of the independent accountants and approving any proposed discharge of the independent accountants when circumstances warrant.

        At least annually, consulting with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

        Resolving disagreements, if any, between management and the independent accountants regarding financial reporting.

        At least annually, reviewing and discussing with the accountants all significant relationships the accountants have with the Corporation and obtaining a written statement from the independent accountants to determine and confirm the accountants’ independence in relation to the Corporation, consistent with Independent Standards Board Standard 1.

        Reviewing and approving the overall nature and scope of the audit process, receive and review all reports and recommendations of the independent accountants and providing the accountants complete access to the Audit Committee and the Board to discuss all appropriate matters.

        Approving all permitted non-audit services; provided, however, the following services cannot be provided even with Audit Committee approval, unless the Public Accounting Oversight Board (established pursuant to the Sarbanes-Oxley Act of 2002) approves an exemption on a case by case basis: (A) bookkeeping or other services related to the accounting records or financial statements of the issuer; (B) financial information systems design and implementation; (C) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (D) actuarial services; (E) internal audit outsourcing services; (F) management functions or human resources; (G) broker-dealer, investment adviser, or investment banking services; (H) legal services and expert services unrelated to the audit; and (I) any other service that the Public Accounting Oversight Board determines, by regulation is not permissible.

        At least annually, obtaining and reviewing a report from the independent accountant describing: (A) the internal quality-control procedures of the Company’s independent accounting firm; and (B) any material issues raised by the most recent internal quality-control review, or peer review, of the Company’s independent accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

b.	Financial Reporting Process. The Audit Committee is responsible for:

        Reviewing and discussing with management the annual audited financial statements, including any opinion, certification, annual report on Form 10-K submitted to the SEC or other annual report sent to stockholders, along with the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to determine that they are satisfied with the disclosures and content of the financial statements for presentation to the stockholders and others.

        Reviewing and discussing with management, when needed, the quarterly financial statements, including any opinion, certification, quarterly report on Form 10-Q submitted to the SEC or other quarterly report sent to stockholders, along with the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to determine that they are satisfied with the disclosures and content of the financial statements for presentation to the stockholders and others; provided, however, this review and discussion may be performed by the entire Audit Committee or, in the alternative, the Chairperson of the Audit Committee or designee Audit Committee member, and other members as deemed appropriate by the Chairperson.

        Reviewing and discussing, if needed, with management earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

        Discussing with management the content of the Corporation’s financial statements including quality of earnings, review of reserves and accruals, suitability of accounting principles, quality and adequacy of internal controls and disclosure controls and procedures, review of highly judgmental areas, recorded and unrecorded audit adjustments and other inquiries as may be appropriate.

        Instructing management to notify at least one member of the Audit Committee prior to the date the Corporation issues its quarterly press release as to whether or not either management is aware of any of the following matters and, if so, the details regarding any matter:

        A change in a significant accounting policy.

        A change in the process for determining significant estimates.

        Significant adjustments as a result of the limited review by the independent accountants.

        Disagreements between the independent accountants and management regarding accounting principles, estimates, scope of work or disclosures.

c.	Process Improvement. In conjunction with the Audit Committee’s review of financial statements and reports, the Audit Committee shall:

        Obtain and review reports from Management regarding internal controls and disclosure controls and procedures.

        Obtain and review reports submitted by the CFO regarding the Corporation’s critical accounting policies and alternative treatment of financial information.

        Obtain and review information from each of management and/or the independent accountants regarding any significant management judgments or significant adjustments made in preparation of the financial statements and the view of each as to appropriateness of such judgments and adjustments.

        Discuss policies with respect to risk assessment and risk management.

        Meet separately with management and with independent accountants, in each case, on a periodic basis.

        Review with the independent accountants any audit problems or difficulties and management’s response.

        Set clear policies for the Corporation with respect to hiring current or former employees of the independent accountants.

d.	Ethical and Legal Compliance. The Audit Committee shall:

        Adopt and implement a policy to receive, handle, retain complaints regarding accounting, internal controls, disclosure controls and procedures or auditing matters, keeping confidential certain complaints, keeping confidential the identity of certain employees making such complaints and permitting anonymous reporting of complaints.

        Monitoring and overseeing the Company’s codes of business conduct and ethics and handling reported violations of such codes.

        Investigate, as it deems appropriate, any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose, as deemed necessary.

        Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading policies.

        Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

        Perform any other activities consistent with this charter, the Corporation’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

e.	Other Functions. The Audit Committee shall also:

        As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

        Perform annual evaluation of its performance which encompasses: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, (B) major issues as to the adequacy of the Corporation’s internal controls, disclosure controls and procedures and any special audit steps adopted in light of material control deficiencies, (C) analyses prepared by management and/or the independent accounts setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (D) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation, and (E) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies,

        Review, reassess and approve the adequacy of the Audit Committee Charter on an annual basis and adopt amendments as needed.

        Prepare minutes of all Audit Committee meetings and regularly report all Audit Committee activities to the full Board of Directors with the issuance of an annual Audit Committee Report to be included in the proxy statement for submission to the shareholders.

        Review with management and the independent accounts any legal matters, risks or exposures that could have a significant impact on the financial statements and what steps management has taken to minimize the corporation’s exposure.